Exhibit 99.2

DXC Technology Provides Financial Update

Will use after-tax proceeds from sale of state and local health and human services business to pay down debt

Withdraws fiscal 2022 forecast estimates

Will provide fiscal 2021 targets in May 2020

TYSONS, Va. March 10, 2020 – DXC Technology (NYSE: DXC) today announced the agreement to sell its U.S. State and Local Health and Human Services Business to Veritas Capital for $5.0 Billion.

The after-tax proceeds from the transaction will be used to pay down debt, consistent with DXC’s policy of maintaining a strong balance sheet and an investment grade credit profile. The company also announced that due to the volatile market environment and the current outlook for the fiscal 2021 transition year, it is withdrawing its previously provided forecast estimates for fiscal year 2022. As indicated during its February earnings call, the company will provide fiscal 2021 targets at its annual earnings call in May.

DXC Technology senior management will host a conference call and webcast today at 5:00 p.m. EDT. The dial-in number for domestic callers is +1-800-367-2403. Callers who reside outside of the United States should dial +1-334-777-6978. The passcode for all participants is 3917789. The webcast audio will also be available on DXC Technology’s Investor Relations website. A replay of the conference call will be available from approximately two hours after the conclusion of the call until March 17, 2020. Replay numbers can be found at the following this link. The replay passcode is also 3917789. A transcript of the conference call will be posted on DXC Technology’s Investor Relations website.

Forward looking statements disclaimer

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent DXC’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors many of which are outside DXC’s control. Many factors could cause actual results to differ materially from such forward-looking statements with respect to the transaction announced above, including risks relating to: the completion of the transaction on anticipated timing, including obtaining regulatory and third-party approvals; conditions in the credit markets; anticipated tax treatment for the proposed transaction; unforeseen liabilities; loss of revenues; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; and the delay or business disruption caused by difficulties in separating the divested business from DXC’s remaining businesses. For a written description of the factors that could cause actual results of DXC’s business to differ materially from these forward-looking statements, see the section titled “Risk Factors” in the DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as updated in subsequent SEC filings including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019, which readers are urged to review in detail, as it contains important information regarding risks, uncertainties and other factors that could cause actual results to differ from the plans, expectations and other matters described in this press release. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. DXC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.